Exhibit 99.2

MAX RE CAPITAL LTD. ANNOUNCES NEW DIRECTOR

HAMILTON, Bermuda, April 30, 2004 — Max Re Capital Ltd. (NASDAQ: MXRE; BSX: MXRE BH) today announced the election of Mr. W. Marston Becker to the Company’s Board of Directors.

Mr. Becker has served as Chairman of the Board and Chief Executive Officer of Trenwick Group, Ltd., a Bermuda insurance company, since August 2002. Mr. Becker also has served as General Partner and Chairman of the Board of West Virginia Media Holdings, which he co-founded, since April 2001. Mr. Becker has served as Chairman of Hales & Company, a banking firm specializing in insurance and financial services, since July 2000. From November 1999 to December 2000, Mr. Becker served as Vice Chairman and a Director of Royal & SunAlliance USA. From 1994 to 1999, Mr. Becker worked for Orion Capital Corporation and served as its Chairman of the Board and Chief Executive Officer from 1997 to 1999 and President and Chief Executive Officer of its subsidiary from 1994 to 1996. He is also an Advisory Board member of the Conning Funds, American Securities Funds, International Catastrophe Insurance Managers, LLC, and Recovery National Corporation. Mr. Becker is licensed as a certified public accountant in West Virginia.

Max Re Capital Ltd. through its principal operating subsidiaries, Max Re Ltd., Max Insurance Europe Limited and Max Re Europe Limited, offers customized risk financing solutions to life and health insurers, property and casualty insurers and large corporations.

The above remarks about future expectations, plans and prospects for the Company are forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties. The factors that could cause actual results to differ materially from those suggested by such statements include but are not limited to those discussed in the Company’s prospectus filed with the Securities and Exchange Commission. Max Re undertakes no obligation to publicly update or revise any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact Information:

http://maxre.bm

Keith S. Hynes	N. James Tees
Executive Vice President & CFO	Senior Vice President & Treasurer
441-296-8800	441-296-8800
keithh@maxre.bm	jimt@maxre.bm